EXHIBIT 99.2

DESCRIPTION OF MASTER COMMUTATION, RELEASE AND RESTRUCTURING AGREEMENT

Background and Prior Relationship with SCA

On August 4, 2006, we completed the sale of approximately 37% of our financial guarantee reinsurance and insurance businesses through an initial public offering (“IPO”) of 23.4 million common shares of Security Capital Assurance Ltd (“SCA”) for proceeds of approximately $446.9 million. On June 6, 2007, we completed the sale of a portion of SCA’s common shares still owned by us through a secondary offering and thereby reduced our ownership of SCA’s outstanding common shares further from approximately 63% to approximately 46%. In connection with the IPO, we entered into a series of service agreements under which our subsidiaries provided services to SCA and its subsidiaries or received certain services from SCA subsidiaries for a period of time after the IPO.

We have historically provided certain reinsurance protections (the “Reinsurance Agreements”) with respect to adverse development on certain transactions as well as indemnification under specific facultative and excess of loss coverages for subsidiaries of SCA: XL Financial Assurance Ltd (“XLFA”) and XL Capital Assurance Inc. (“XLCA”). The adverse development cover related to a specific project financing transaction while the facultative coverages generally reinsured certain policies up to the amount necessary for XLCA and XLFA to comply with certain regulatory and risk limits. The excess of loss reinsurance provided indemnification for the portion of any individual paid loss covered by XLFA in excess of 10% of XLFA’s surplus, up to an aggregate amount of $500 million, and excluded coverage for liabilities arising other than pursuant to the terms of the underlying policies. As of June 30, 2008, our total net exposure under facultative agreements with SCA subsidiaries was approximately $6.4 billion of net par outstanding. There is a dispute between us and XLFA over the proper attachment point and our termination rights under the excess of loss agreement with XLFA that we expect to resolve upon the closing of the transactions contemplated by the Master Agreement.

In addition, through one or more of our subsidiaries, we entered into certain agreements with subsidiaries of SCA pursuant to which we guaranteed (the “Guarantee Agreements”): (i) XLCA for the full and complete performance when due of all of XLFA’s obligations under its facultative quota share reinsurance agreement with XLCA pursuant to the XLFA Guarantee, (ii) the full and complete payment when due of XLCA’s obligations under certain financial guarantees (the “EIB Policies”) issued by XLCA and arranged by XL Capital Assurance (U.K.) Limited (“XLCAUK”) (the “EIB Guarantees”) for the benefit of European Investment Bank and (iii) Financial Security Assurance, Inc. (“Financial Security”) for the full and complete performance of XLFA’s obligations under a Financial Security Master Facultative Agreement (the “Financial Security Guarantee”). The Guarantee Agreements (other than the EIB Guarantees) terminated with respect to any new business produced through the underlying agreements after the effective date of the SCA IPO, but the agreements remained in effect with respect to cessions or guarantees written under these agreements prior to the IPO. As of June 30, 2008, the total net par outstanding covered by the Guarantee Agreements was approximately $59.3 billion.

As of December 31, 2007, we had approximately $4.0 billion of deposit liabilities associated with guaranteed investment contracts (“GICs”) for which credit enhancement was provided by XLCA. We settled all of these GIC liabilities in the first six months of 2008. For more information on our relationship with SCA, see notes 4 and 12 to our consolidated financial statements and our “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Results of Operations—Agreement with SCA with Respect to Pre-IPO Guarantee and Reinsurance Agreements” in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2008.

Description of Master Agreement

The following summary of the Master Agreement is qualified in its entirety by reference to the Master Agreement, which is incorporated herein by reference (as an exhibit to our Current Report on Form 8-K dated July 28, 2008).

General Terms

On July 28, 2008, XL Capital, XLIB, XLRA, X.L. Global Services, Inc., XL Services (Bermuda) Ltd and X.L. America Inc. (“XLA”) (collectively, the “XL Parties”), SCA and certain of SCA’s subsidiaries (together with SCA, the “SCA Parties”), and certain CDS Counterparties entered into the Master Agreement. Other CDS Counterparties may become party to the Master Agreement.

Pursuant to the terms of the Master Agreement:

•

the Third Amended and Restated Facultative Quota Share Reinsurance Treaty, dated as of July 1, 2006 between XLFA and XLCA (the “XLFA/XLCA Quota Share Treaty”), and all individual risk cessions thereunder, will be commuted, as a result of which, the guarantee by XLIB of XLFA’s obligations to XLCA thereunder (approximately $54.2 billion notional exposure at June 30, 2008) will no longer have any force or effect;

•	the Excess of Loss Reinsurance Agreement executed on October 3, 2001, as amended, pursuant to which XLIB agreed to reinsure certain liabilities of XLFA will be commuted;

•

the Second Amended and Restated Facultative Master Certificate, effective March 1, 2007, pursuant to which XLRA agreed to reinsure certain liabilities of XLCA, and all individual risk cessions thereunder, will be commuted;

•

the Facultative Quota Share Reinsurance Agreement, effective August 17, 2001, as amended, pursuant to which XLIB agreed to reinsure certain liabilities of XLFA, and all individual risk cessions thereunder, will be commuted;

•	the Adverse Development Reinsurance Agreement, dated as of August 4, 2006, pursuant to which XLRA agreed to reinsure certain liabilities of XLCA will be commuted;

•	the Indemnification Agreement, dated as of August 4, 2006, pursuant to which XLIB agreed to indemnify XLFA for certain liabilities will be terminated;

•

as a condition to closing, the Amended and Restated Master Facultative Reinsurance Agreement, dated November 3, 1998, between Financial Security and XLFA (the “Financial Security Agreement”), and all individual risk cessions thereunder, will be commuted, as a result of which, our guarantee of XLFA’s obligations thereunder (as evidenced by the Financial Security Guarantee) will no longer have any force or effect;

•	substantially all additional non-material indemnification and service agreements between the XL Parties and the SCA Parties will be terminated; and

•	the parties to the SCA Agreement will release each other from all claims related to any of the commuted or terminated agreements and related actions.

In consideration of the above commutations, terminations and releases, we are obligated to:

•	pay to SCA $1.775 billion in cash;

•	issue to XLFA eight million shares of our newly-issued Class A Ordinary Shares; and

•

transfer our 46% ownership in SCA (the “SCA Shares”). It is expected that the SCA Shares will be transferred at closing of the Master Agreement into a trust for the benefit of XLFA and/or XLCA until such time as an agreement between XLCA and the CDS Counterparties is reached, and thereafter the trust will act for the benefit of the CDS Counterparties. To the extent that the required regulatory approvals for the transfer are not received prior to such closing, the SCA Shares will be deposited into escrow pending the transfer. Upon any such deposit into escrow, we will irrevocably disclaim any and all voting, economic or other rights with respect to the SCA Shares.

Effects of the Master Agreement

Following the closing of the transactions under the Master Agreement, we will be released and discharged from all material insurance, reinsurance and contractual obligations to SCA; the Reinsurance Agreements will be commuted and/or terminated, and the effect of the transactions is that the Guarantee Agreements (other than the EIB Guarantee), will no longer have any force or effect.

Specifically, after giving effect to the closing of the transactions under the Master Agreement, at least $64.6 billion of our total net exposure (which was $65.7 billion as at June 30, 2008) under reinsurance agreements and guarantees with SCA subsidiaries will be eliminated. To the extent the EIB Policies are not commuted on or prior to closing, the remaining exposure will be under the EIB Guarantees. Pursuant to the terms of the Master Agreement, SCA and its applicable subsidiaries will be required to use commercially reasonable efforts to commute the EIB Policies, provided that SCA shall not have to pay to commute such EIB Policies an amount greater than a prescribed cap. See “—Covenants—EIB Policies” below.

After consummation of these transactions, however, we will still continue to have some outstanding contractual relationships with SCA. With the exception of the EIB Guarantees, these remaining agreements primarily consist of residual indemnity provisions relating to GICs, which have been fully paid, underwritten offerings, various services agreements that run in our favor and certain total return swaps and payment undertakings in which XLFA reinsures or wraps our policies.

Under the Master Agreement, the total value of the consideration to be paid by us to the SCA Parties significantly exceeds the carried net liabilities of approximately $490.7 million related to the applicable reinsurances and guarantees as at June 30, 2008. We consider the execution of the Master Agreement as the event giving rise to the additional liability. As such, we expect to record a charge of approximately $1.4 billion to $1.5 billion in respect of the Master Agreement during the quarter ending September 30, 2008.

Closing Conditions

It is expected that the closing of the transactions under the Master Agreement will occur immediately following the closing of the offerings of our ordinary share and equity security units. The closing of the transactions contemplated by the Master Agreement is subject to the following conditions:

Regulatory Approvals. The closing is conditioned upon the receipt of all required regulatory or governmental approvals. Such required approvals include the approval of the New York State Insurance Department (“NYID”), the BMA, the U.K. Financial Services Authority (“U.K. FSA”) and the Delaware Insurance Department. The most significant of the required approvals is from the NYID. The NYID was consulted during all stages of negotiations of the Master Agreement to ensure that the Master Agreement and the transactions contemplated thereby would meet all legal standards for approval by the NYID. The New York Superintendent of Insurance issued an approval letter to XLCA under Section 1505 of the New York Insurance Law (which requires that the terms of a transaction between a New York–domiciled insurer and one or more of its affiliates be fair and equitable) stating that the terms of the Master Agreement and each of the commutations are fair and equitable and do not adversely affect policyholders of XLCA or XLRA. SCA has also obtained all applicable regulatory and governmental approval from the U.K. FSA; the BMA and the Delaware Insurance Department, except with respect to the transfer of the SCA Shares (as discussed above). No additional regulatory or governmental approvals will be required to consummate the transactions contemplated by the Master Agreement to be completed on the closing date, however a condition to closing is that no such approvals have been withdrawn, rescinded or amended.

Financial Security Commutation. As mentioned above, it is a condition to closing that the Financial Security Agreement has been commuted by the closing date. On July 28, 2008, SCA announced that it had entered into an agreement with Financial Security to commute such agreement simultaneously with the closing of the Master Agreement.

XL Public Offering. The closing is conditioned upon the completion of a public offering of our ordinary shares and equity security units. The closing of these offerings will satisfy this closing condition.

MLI CDS Agreements. The closing is conditioned upon the termination of the eight Merrill Lynch International (“Merrill Lynch”) asset backed security collateralized debt obligation credit default swaps entered into between Merrill Lynch and certain SCA Parties. On July 28, 2008, SCA announced that it had entered into an agreement with Merrill Lynch to terminate such agreements simultaneously with the closing of the Master Agreement.

Board Resignations. All four members of the SCA Board of Directors who have been nominated by us shall have tendered their resignations effective at closing.

Outside Date. The Master Agreement provides that the closing cannot occur until 10:00 a.m., New York Time, on August 5, 2008. It is expected that the closing of the offerings will occur immediately before the closing of the Master Agreement.

No Proceeding or Litigation. There shall not be any action by a governmental authority seeking to restrain or materially and adversely alter the contemplated transactions that is likely to render it impossible or unlawful to consummate the contemplated transactions.

Representations, Warranties and Covenants. The representations and warranties of each of the parties in the Master Agreement shall be true and correct, subject to certain materiality qualifications, and each of the parties to the Master Agreement shall have complied, in all material respects, with all of their covenants and agreements set forth in the Master Agreement.

Closing Deliveries. The closing is conditioned upon the execution and delivery by the parties of various agreements, including: (1) subscription agreements for our new eight million ordinary shares being issued to SCA, (2) a stock resale and registration rights agreement governing the terms of these newly issued shares, (3) a registration rights agreement governing the terms of the SCA shares being transferred by us, (4) commutation agreements with respect to each of the reinsurance agreements being commuted and (5) an amendment to the Transition Agreement dated as of August 4, 2006, as amended, among XL Capital, XLIB, XLA and SCA. The form of each of these agreements has been agreed to by all of the parties to the Master Agreement. In addition, each of the parties to the Master Agreement is required to deliver an officer’s certificate certifying as to various of the closing conditions.

CDS Counterparties

The CDS Counterparties are certain of the counterparties to financial guarantee insurance issued by XLCA in credit default swap agreement form. Certain of the underlying XLCA financial guarantee insurance policies in respect of such credit default swaps are reinsured by XLFA under the XLFA/XLCA Quota Share Treaty. We expect that additional counterparties will execute joinders pursuant to which they will become parties to the Master Agreement, however, it is not a condition to closing the Master Agreement that any additional counterparties join the Master Agreement. Pursuant to that Agreement and certain ancillary agreements, such counterparties, upon becoming parties to the Master Agreement, will agree to release the XL Parties at closing from all claims relating to the agreements being terminated or commuted pursuant to the Master Agreement.

Following the closing, XLCA has agreed to segregate and hold $820 million in cash solely for purposes of (i) commuting, terminating, amending and/or otherwise restructuring, as applicable, existing agreements with the CDS Counterparties pursuant to restructuring agreements entered into by October 15, 2008 (the “CDS Counterparty Restructuring”) and (ii) if no such agreements are entered into, the payment after October 15, 2008 of any actual claims or losses on existing agreements and insurance policies issued to or for the benefit of CDS Counterparties. These funds shall not be used for any other purpose except that, in the event that XLCA becomes subject to a rehabilitation or liquidation proceeding, the funds shall no longer be separately held or segregated or limited in use to the purpose stated above and shall be part of the general assets of XLCA. SCA and the CDS Counterparties have agreed to negotiate in good faith to reach an agreement on the restructuring that is fair and equitable to both SCA and the CDS Counterparties. The Master Agreement does not obligate us to have any involvement in any such post-closing agreements between XLCA and such CDS Counterparties or related transactions.

Affiliates of certain of the underwriters are expected to be CDS Counterparties. See “Underwriting.”

New XL Shares

As noted above, as part of the consideration under the Master Agreement, we will issue to the SCA Parties eight million shares of our Class A Ordinary Shares. These shares are being issued in a private placement which is exempt from the registration requirements of the SEC. As a result these shares will be “restricted” shares within the meaning of the federal securities laws. At closing, we will enter into a registration rights agreement with the SCA Parties whereby we will agree to provide certain registration rights to the SCA Parties with respect to the shares. The registration rights consist of: (1) the right of the SCA Parties to make two registration demands (for a minimum of $35 million each), (2) customary piggyback registration rights and (3) our agreement to file and keep effective a shelf registration statement for resales of the shares. Each of these rights are available to the SCA Parties following the expiration of a lock up period set forth in the registration rights agreement, during which the SCA Parties agree not to transfer any of the shares until the date that is six months following the closing date. In addition, these registration rights will not be available at any time that the shares are eligible to be sold to the public without volume limitations pursuant to Rule 144 under the Securities Act. In addition, under the registration rights agreement, we will have a right of first offer with respect to any proposed sale of shares by the SCA Parties. In addition, SCA has entered into a separate lock-up agreement with the underwriters with a concurrent six month term. These lock-ups may only be waived with the prior written consent of us, Goldman, Sachs & Co. and UBS Securities LLC and, with respect to the lock up in the Registration Rights Agreement, us.

Termination Rights

The Master Agreement may be terminated by us or SCA, or any of the CDS Counterparties may withdraw from the Master Agreement, if the closing has not occurred on or prior to August 15, 2008. The Master Agreement may also be terminated by any party if a governmental authority has issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by the Master Agreement and such order, decree, ruling or other action shall have become final and non-appealable. In addition, the Master Agreement contains other customary termination rights, including as a result of the failure of representations or warranties to be accurate, failure to comply in any material respect with any covenants and the occurrence of certain insolvency events of the XL Parties or the SCA Parties.

Covenants

EIB Policies. Pursuant to the terms of the Master Agreement, SCA has covenanted to use its commercially reasonable efforts to commute each of the EIB Policies subject to certain limitations. Our aggregate net exposure under the EIB Guarantees as of June 30, 2008 was $1.1 billion. Once each EIB Policy is commuted, our corresponding guarantee of XLCA’s obligations thereunder will have no force or effect. Until all of the EIB Policies are commuted, SCA covenants to (i) provide us with monitoring rights related to the EIB Policies and (ii) pay all claims under the EIB Policies as they become due, other that claims reasonably contested by SCA in good faith. Until (i) the EIB Polices are commuted, (ii) EIB provides us with a general release of our obligations under each of our guarantees of each of the EIB Policies, or (iii) SCA secures a guaranty guaranteeing 100% of our obligations under each of our guarantees of each EIB Policy, SCA will refrain from (x) novating or assigning the EIB Policies to any person (however, SCA may reinsure the EIB Policies) or (y) transferring a majority of its assets (excluding its public finance book) to any person unless the EIB Policies are transferred with such assets.

Forbearance. We and the CDS Counterparties have agreed to forbear from exercising any right under any agreement with SCA that is triggered by an XLCA insolvency until the earlier of October 15, 2008 or the termination of the Master Agreement. Such forbearance does not extend to any such right that would be triggered by a proceeding under any bankruptcy, insolvency or similar law. In addition, such forbearance by the CDS Counterparties may be terminated by a super-majority of the CDS Counterparties if non-consenting counterparties exercise certain termination, acceleration, payment or other similar rights triggered by certain insolvency events. All of the parties to the Master Agreement have agreed to (i) not make any claim under any of the agreements commuted or terminated subsequent to the date of execution of the Master Agreement and (ii) cooperate in all third party litigation that does not challenge the validity of the Master Agreement or transactions contemplated thereby.

Other Covenants. We and SCA have made additional covenants related to (i) public disclosure and confidential information; (ii) obtaining and maintaining regulatory and other required consents and authorizations; (iii) the provision of certain information about the CDS Counterparties that are party to the Master Agreement; (iv) notice of developments; and (v) information rights related to two insurance policies issued by us and reinsured by XLFA. In addition, SCA has made additional covenants related to (i) compliance with applicable securities law; (ii) the process to update disclosure schedules; (iii) the addition, in certain circumstances, of portfolio trusts affiliated with XLCA as parties to the Master Agreement; (iv) restrictions on commutations or terminations of other policies not expressly contemplated by the Master Agreement until October 15, 2008; (v) the contemplated merger of XLFA with and into XLCA; and (vi) and certain additional covenants with the CDS Counterparties (and not us) related to the CDS Counterparty Restructuring, including certain restrictions on the ability of the SCA Parties to transfer or dispose of XLCA’s public finance business without the consent of the CDS Counterparties. We also agree to reasonably cooperate with the SCA Parties to obtain insurance issued by us on terms mutually acceptable to us and to SCA replacing one of our policies currently reinsured by XLFA. SCA agrees to give us the right to control any third party litigation against SCA challenging the validity of the Master Agreement or any of the transactions contemplated thereby. The CDS Counterparties covenant to comply with applicable securities laws and covenant with the SCA Parties to negotiate in good faith with respect to the CDS Counterparty Restructuring.